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Exhibit 99.1

Narrative Portions of Form 12b-25 filed by Fannie Mae

May 9, 2007

NARRATIVE

Fannie Mae (formally, the Federal National Mortgage Association) has determined that it is unable to file its Form 10-Q for the quarter ended March 31, 2007 by the due date of May 10, 2007 or by the extension date of May 15, 2007 and, accordingly, Fannie Mae is not requesting the five-day extension permitted by the rules of the Securities and Exchange Commission (the “SEC”).

This notice and the attached explanation discuss the following matters:

•	our progress in completing our audited consolidated financial statements for the year ended December 31, 2006;

•	New York Stock Exchange (“NYSE”) listing standards relating to SEC filings and information about our continued NYSE listing;

•	management’s assessment of our internal control over financial reporting;

•	our regulatory capital;

•	key business and market issues that have affected the company;

•	information regarding our administrative expenses;

•	certain risks and risk management practices;

•	ongoing legal proceedings filed against and by Fannie Mae relating to accounting and other matters; and

•	legislative and regulatory developments relating to strengthening regulatory oversight of the government- sponsored housing enterprises, or GSEs.

Completion of 2006 audited consolidated financial statements

We are not able to file a timely Form 10-Q because we have not completed our consolidated financial statements for the quarter ended March 31, 2007. On December 6, 2006, we filed our Annual Report on Form 10-K for the year ended December 31, 2004 (“2004 Form 10-K”), which included our audited consolidated financial statements for the year ended December 31, 2004, and a restatement of our audited consolidated financial statements for the years ended December 31, 2003 and 2002. On May 2, 2007, we filed our Annual Report on Form 10-K for the year ended December 31, 2005 (“2005 Form 10-K”). With the filing of our 2005 Form 10-K completed, we are now working to complete our audited consolidated financial statements for the year ended December 31, 2006, and become a current filer. We previously announced that we expect to file our Annual Report on Form 10-K for the year ended December 31, 2006 (“2006 Form 10-K”) by the end of 2007. We are assessing how the timing of the filing of our 2005 Form 10-K will affect the timing of our filing of the 2006 Form 10-K, and we will provide an update to the schedule in June.

NYSE listing and standards for our continued listing

Under its listing standards, the NYSE may initiate suspension and delisting proceedings when a listed company, such as Fannie Mae, fails to file its Annual Report on Form 10-K with the SEC in a timely manner. The NYSE will begin suspension and delisting procedures if a company has not filed its periodic annual report by the end of the twelve-month period following the due date for the filing.

As noted above, we have not yet filed our 2006 Form 10-K, which was due on March 1, 2007. Until we are current in our SEC periodic reporting requirements, we must receive relief from the NYSE in order to maintain our listing status. The NYSE previously granted our request for continued listing of our common stock and other listed securities despite our status as a late filer. As part of its grant of that request and pursuant to the NYSE’s current listing standards, the NYSE reevaluates its determination to continue the listing of our securities on a quarterly basis. Our continued listing is subject to the NYSE’s ongoing monitoring of our progress toward completing our outstanding SEC filings and meeting the milestones that we have communicated to the NYSE. Failure to continue to make satisfactory progress toward completing these filings or failure to achieve these interim milestones could result in the suspension of the trading and delisting of our common stock and other listed securities.

Pursuant to the NYSE’s rules described above, the NYSE will be required to commence suspension and delisting procedures if we do not file our 2006 Form 10-K with the SEC by February 29, 2008, which is twelve months after the due date for that filing. Until we are current in our periodic filings with the SEC, the NYSE will continue to identify us as a late filer on its website and also will disseminate an indicator of our late-filer status on the consolidated tape.

Management’s assessment of internal control over financial reporting; Sarbanes-Oxley Act Section 404

Management’s report on internal control over financial reporting in our 2005 Form 10-K concluded that our internal control over financial reporting was ineffective as of December 31, 2005 and as of the date of filing the 2005 Form 10-K due to the presence of material weaknesses. These material weaknesses and the steps we have taken to address them as of May 2, 2007 are described in our 2005 Form 10-K.

In accordance with Section 404 of the Sarbanes-Oxley Act of 2002, our management has been assessing the effectiveness of our internal control over financial reporting as of December 31, 2006. Although a number of the material weaknesses as of December 31, 2005 have since been remediated, we expect that management’s report on internal control over financial reporting in our 2006 Form 10-K will conclude that our internal control over financial reporting also was ineffective as of December 31, 2006. Management will discuss in the 2006 Form 10-K the material weaknesses it has identified and the actions that we have taken and plan to take as of the date we file our 2006 Form 10-K to remediate those material weaknesses.

We believe that, as our independent registered public accounting firm during the year ended December 31, 2006, Deloitte & Touche LLP will be able to issue an opinion regarding both the effectiveness of our internal control over financial reporting as of December 31, 2006 and management’s assessment of our internal control over financial reporting as of December 31, 2006. Based on our expectation noted above, we believe that Deloitte & Touche’s opinion will conclude that our internal control over financial reporting was ineffective as of that date.

Forward-Looking Statements

The information provided in this notice and the attached explanation includes forward-looking statements, including statements regarding our estimated timing for the filing of our 2006 Form 10-K; our expectations regarding the listing of our common stock on the NYSE; our expectations with respect to management’s conclusions in its reports on our internal control over financial reporting to be included in our 2006 Form 10-K; our expectations regarding Deloitte & Touche’s ability to issue an opinion on the effectiveness of our internal control over financial reporting and the nature of its opinions; our belief that our earnings will vary, perhaps substantially, from period to period due primarily to changes in the fair values of our derivatives; our estimates regarding our 2006 and 2007 business results and market share; our belief that many homeowners may choose to refinance into fixed-rate mortgages in anticipation of future interest rate resets on adjustable-rate mortgages; our estimates with respect to the amount of adjustable-rate mortgages that will reset in 2007 and 2008; our belief that we met our 2006 housing goals and subgoals; our expectation that meeting our housing goals in 2007 and 2008 will continue to present challenges; our belief that home prices could decline modestly in 2007; our expectation that our credit losses will increase; our estimates with respect to multifamily property vacancy rates and rental rates; our belief that our credit exposure to the Alt-A and subprime mortgage loans underlying the private-label mortgage-related securities in our portfolio is limited; our expectation of continued increased investments in goals-targeted products in 2007; our expectation that we will continue to invest in LIHTC partnerships; our expectation that, for the Capital Markets group, in normal market conditions, our selling activity will represent a modest portion of the total change in the total portfolio for the year; our expectation that the fair value of our net assets will change from period to period, resulting in volatility in the fair value of our net assets in the short-term that may not be representative of our long-term performance; our expectation that we will reduce our administrative expenses by $200 million in 2007 compared to 2006; our expectation that our annual administrative expenses, excluding non-recurring costs associated with returning to timely financial reporting, will be reduced to approximately $2 billion in 2008; and our expectation that our derivative activities will serve to lessen potential volatility in the fair value of our portfolio from period to period resulting from interest rate movements.

Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by Fannie Mae’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Examples of these factors include, but are not limited to, our ability to become current in our SEC periodic reporting requirements; our ability to maintain our listing with the NYSE based on its periodic review of our plan to resume compliance with SEC periodic reporting requirements; any significant increase in our delinquency rates; the outcome of pending litigation; general business, economic and political conditions, including changes in interest rates, housing prices and employment rates; competitive developments in the mortgage market or changes in the rate of growth in total outstanding U.S. residential mortgage debt; changes in applicable legislative or regulatory requirements; our ability to identify and remediate material weaknesses in internal control over financial reporting; our ability to effectively implement our business strategies and manage the risks in our business; our ability to maximize total return given the constraints imposed by our portfolio growth limitation, risk parameters, operational limitations, and our intent to hold certain temporarily impaired securities until recovery and achieve certain tax consequences; the other factors discussed in this notice and the attached explanation; and the reactions of the marketplace to the foregoing.

Explanation Referred to in Part IV, Item (3) of Form 12b-25

We are required by Part IV, Item (3) of Form 12b-25 to provide as part of this filing an explanation regarding whether the results of operations we expect to report for the quarter ended March 31, 2007 will reflect significant changes from our results of operations for the quarter ended March 31, 2006. Because we have not completed our consolidated financial statements for either the quarter ended March 31, 2006 or the quarter ended March 31, 2007, we are unable to provide a reasonable estimate of either our results of operations for the quarter ended March 31, 2007 or our results of operations for the quarter ended March 31, 2006. Accordingly, we cannot at this time estimate what significant changes will be reflected in our first quarter 2007 results of operations compared to our first quarter 2006 results of operations; however, we expect our earnings to vary, perhaps substantially, from period to period, due primarily to changes in the fair value of our derivatives.

Presented below is a discussion of our regulatory capital; certain key business and market issues that have affected us; information regarding our administrative expenses; disclosures regarding certain of our risks and risk management practices; a description of legal proceedings filed against and by us relating to accounting and related matters; and updates on certain legislative and regulatory matters.

Regulatory Capital

On March 30, 2007, the Office of Federal Housing Enterprise Oversight (“OFHEO”), our safety and soundness regulator, announced that we were classified as adequately capitalized as of December 31, 2006 (the most recent date for which results have been published by OFHEO). Our adjusted core capital of $42.3 billion as of December 31, 2006 exceeded our adjusted statutory minimum capital requirement by $13.0 billion, and our adjusted OFHEO-directed minimum capital requirement (which is the requirement, as mandated by OFHEO, that we maintain an additional 30% of capital over our statutory minimum capital requirement) by $4.2 billion.

These fourth quarter 2006 capital amounts incorporate certain adjustments resulting from changes in our accounting policies and practices identified in our 2004 Form 10-K. OFHEO’s capital classifications are based on preliminary financial information that remains subject to revision pending the completion of our audited consolidated financial statements for the year ended December 31, 2006 and submission of regulatory capital reports reflecting adjustments resulting from our 2006 annual consolidated financial statements.

Key Business and Market Issues

We are a shareholder-owned corporation chartered by the U.S. Congress to support liquidity and stability in the secondary mortgage market. We operate an integrated business through three complementary business segments—Single-Family Credit Guaranty, Housing and Community Development, and Capital Markets—that work together to provide valued services, products and solutions to our lender customers and a broad range of housing partners. Together, our business segments contribute to our chartered mission objectives, helping to increase the total amount of funds available to finance housing in the United States and to make homeownership more available and affordable for low-, moderate- and middle-income Americans. We also work with our customers and partners to increase the availability and affordability of rental housing.

Our business is significantly affected by the dynamics of our underlying market, which is the secondary market for residential mortgage debt. These dynamics include the total amount of residential mortgage debt outstanding, the volume and composition of mortgage originations, the level of competition for mortgage assets generally among investors and the availability and level of competition for mortgage assets that contribute to our affordable housing mission goals. The level of competition in the secondary mortgage market has intensified in recent years for each of our business segments, driven largely by sustained demand among domestic and international investors for U.S. mortgage-related assets. Competition remained strong during the first quarter of 2007.

The following discussion highlights recent developments in our business segments and the markets in which they operate.

Single-Family Credit Guaranty Business

In our Single-Family Credit Guaranty (“Single-Family”) business, we work with our lender customers to securitize single-family mortgage loans into Fannie Mae mortgage-backed securities (“Fannie Mae MBS”) and to facilitate the purchase of single-family mortgage loans for our mortgage portfolio. Our Single-Family business issues Fannie Mae MBS in exchange for pools of single-family mortgage loans delivered to us by primary market lenders and held in MBS trusts. In a typical MBS transaction, we guarantee to each MBS trust that we will supplement mortgage loan collections received by the MBS trust as required to permit timely payment of principal and interest due on the related Fannie Mae MBS issued by the trust. For our guaranty, we are paid a fee to compensate us for assuming the credit risk on the mortgage loans underlying the single-family Fannie Mae MBS. This activity supports our mission objectives by enabling primary market lenders to redeploy capital to fund additional mortgage loans by selling highly liquid Fannie Mae MBS in the secondary market.

Total single-family Fannie Mae MBS outstanding (including MBS held in our portfolio) increased to $2.1 trillion as of March 31, 2007, compared to $2.0 trillion as of December 31, 2006. Our total issuance of single-family Fannie Mae MBS for the quarter ended March 31, 2007 increased by approximately 6.8% to an estimated $131.7 billion, compared with $123.3 billion for the quarter ended December 31, 2006. We estimate that total single-family mortgage-related securities issued by all mortgage market participants, including Fannie Mae, during the quarter ended March 31, 2007 increased by approximately 6.1% to an estimated $527.2 billion, compared to an estimated $496.8 billion issued during the quarter ended December 31, 2006.

We estimate that our market share of new single-family mortgage-related securities issuance for the first quarter of 2007 increased to approximately 24.9%, compared with approximately 24.7% for the fourth quarter of 2006. These estimates of market share are based on publicly available data and exclude previously securitized mortgages.  In addition, these estimates of market share relate only to new single-family mortgage-related securities issuances and do not reflect purchases of single-family mortgage whole loans. If we had elected to securitize the single-family mortgage whole loans we purchased but did not securitize in the first quarter of 2007 and the fourth quarter of 2006, we estimate that our market share would have been approximately 26.2% for the first quarter of 2007, relatively unchanged from the fourth quarter of 2006.

Fixed-rate mortgage loans represented an estimated 87% of our conventional single-family business volume (which refers to both single-family mortgage loans that we purchase for our mortgage portfolio and single-family mortgage loans that we securitize into Fannie Mae MBS) for the quarter ended March 31, 2007, compared with 88% for the quarter ended December 31, 2006. Adjustable-rate mortgages (“ARMs”) represented an estimated 13% of our conventional single-family business volume for the quarter ended March 31, 2007, compared with 12% for the quarter ended December 31, 2006. We did not acquire negative-amortizing ARMs during the quarter ended March 31, 2007. For the quarter ended December 31, 2006, negative-amortizing ARMs represented an estimated 0.5% of our conventional single-family business volume. Interest-only ARMs represented an estimated 9% of our conventional single-family business volume for the quarter ended March 31, 2007, compared with 8% for the quarter ended December 31, 2006.

We estimate that ARMs represented 13% of our conventional single-family mortgage credit book of business as of both March 31, 2007 and December 31, 2006. Of this amount, we estimate that negative-amortizing and interest-only ARMs together represented 6% of our conventional single-family mortgage credit book of business as of both March 31, 2007 and December 31, 2006. The estimates in this paragraph are based on the portion of our conventional single-family mortgage credit book of business that is managed by our Single-Family business, which consists of conventional single-family mortgage whole loans and Fannie Mae MBS backed by single-family mortgage loans (whether held in our portfolio or held by third parties). These constituted approximately 94% of our total conventional single-family mortgage credit book of business as of both March 31, 2007 and December 31, 2006. The remaining portion of our conventional single-family mortgage credit book of business is managed by our Capital Markets business and consists of non-Fannie Mae mortgage-related securities backed by single-family mortgage loans and credit enhancements that we provide on single-family mortgage assets. These mortgage exposures generally consist of mortgage-related assets where we may not have access to detailed loan level data and may not manage the credit performance of individual loans. We expect the inclusion of these products in our estimates would affect the estimated amounts set forth in this paragraph.

The Mortgage Bankers Association’s weekly mortgage applications survey reported that the ARM share of the number of conventional mortgage applications averaged 18.6% in April 2007, which is the lowest monthly average ARM share reported since July 2003. The popularity of ARMs has continued to moderate in recent months due to several factors, including: the decline in interest rates on fixed-rate mortgages; the decrease in the spread, or difference, between interest rates on fixed-rate mortgages and ARMs; and improvements in housing affordability from the 20-year low recorded in July 2006. Additional factors that we believe may be contributing to continued declines in the popularity of ARMs include heightened consumer awareness of the risks of certain non-traditional ARM product features, and lender approaches that may be evolving as a result of the interagency guidance on non-traditional mortgages. We believe that these factors may cause many homeowners to choose to refinance into fixed-rate mortgages in anticipation of future interest rate resets on ARMs. We estimate that approximately $1.1 trillion in ARMs are scheduled to reset at least once during 2007, with an additional $400 billion scheduled to reset in 2008.

We have continued to work with our lender customers to support a broad range of mortgage products, including Alt-A and subprime products, which have represented an increased proportion of mortgage originations in recent years. In addition, there has been an increasing industry trend towards streamlining the mortgage loan underwriting process by reducing the documentation requirements for borrowers and accepting alternative or non-traditional documentation. Although there is no uniform definition of Alt-A and subprime loans across the mortgage industry, Alt-A loans generally are loans that are underwritten with lower or alternative documentation than a full documentation mortgage loan and that also may include other alternative product features, while subprime loans typically are made to borrowers with weaker credit profiles than those of prime borrowers. Because these products are important both to our customers and their borrowers, and to the achievement of our housing goals, we have increased our participation in these types of products by developing strategies to better support this business, where we have concluded that it would be economically advantageous and/or that it would contribute to our mission objectives. We continue to closely monitor credit risk and pricing dynamics across the full spectrum of mortgage product types. Our assessment of these dynamics will continue to determine the timing and level of our acquisitions of these types of mortgage products.

We acquire mortgage loans originated as Alt-A from our traditional lenders that generally specialize in originating prime mortgage loans.  These lenders typically originate Alt-A loans as a complementary product offering and generally follow an  origination path similar to that used for their prime origination process.   In reporting our Alt-A exposure, we have classified mortgage loans as Alt-A if the lenders that deliver the mortgage loans to us have classified the loans as Alt-A based on documentation or other product features, or, for the original or resecuritized private-label, mortgage-related securities that we hold in our portfolio, if the securities were labeled as Alt-A when sold. We estimate that approximately 11% of our total single-family mortgage credit book of business as of both March 31, 2007 and December 31, 2006 consisted of Alt-A mortgage loans or structured Fannie Mae MBS backed by Alt-A mortgage loans. We use credit enhancement to reduce our exposure to credit losses from our Alt-A mortgage loans, and a significant portion of our Alt-A mortgage loans have credit enhancement. In addition, the weighted average FICO of borrowers under our Alt-A mortgage loans is comparable to that of our single-family mortgage credit book of business. Further, the majority of our Alt-A mortgage loans are fixed-rate mortgages. As described below in the discussion of our Capital Markets group, we also have invested in highly rated private-label mortgage-related securities backed by Alt-A loans. We estimate that approximately 1% of our total single-family mortgage credit book of business consisted of private-label mortgage-related securities backed by Alt-A mortgage loans and, to a lesser extent, resecuritizations of private-label mortgage-related securities backed by Alt-A mortgage loans as of both March 31, 2007 and December 31, 2006. We believe our credit exposure to the Alt-A mortgage loans underlying the private-label mortgage-related securities in our portfolio is limited because, to date, we have focused our purchases on the highest-rated tranches of these securities.

Subprime mortgage loans that we acquire are often originated by lenders specializing in this type of business, using processes unique to subprime loans. In reporting our subprime exposure, we have classified mortgage loans as subprime if the mortgage loans are originated by one of these specialty lenders or, for the original or resecuritized private-label, mortgage-related securities that we hold in our portfolio, if the securities were labeled as subprime when sold. We estimate that approximately 0.2% of our total single-family mortgage credit book of business as of both March 31, 2007 and December 31, 2006 consisted of subprime mortgage loans or structured Fannie Mae MBS backed by subprime mortgage loans. To date, our acquisitions of subprime mortgage loans generally have been accompanied by the purchase of credit enhancements that materially reduce our exposure to credit losses on these mortgages. As described in the discussion of our Capital Markets group below, we also have purchased highly rated private-label mortgage-related securities that are backed by subprime mortgage loans. We also estimate that approximately 2% of our single-family mortgage credit book of business as of both March 31, 2007 and December 31, 2006 consisted of private-label mortgage-related securities backed by subprime mortgage loans and, to a lesser extent, resecuritizations of private-label mortgage-related securities backed by subprime mortgage loans. We believe our credit exposure to the subprime mortgage loans underlying the private-label mortgage-related securities in our portfolio is limited because, to date, we have focused our purchases on the highest-rated tranches of these securities.

In an effort to address recent disruption of the subprime market, we intend to continue to provide funding for conventional mortgage loans that are affordable over the long term, including through a new company initiative called HomeStay™. Our HomeStay™ initiative involves the following three primary elements:

•	Our new lending options, which we are implementing by working with our lender partners to help sub-prime borrowers avoid the payment shock associated with re-setting ARMs by transitioning to loans with product features that emphasize the borrower’s ability to repay debt and do not contain prepayment penalties, primarily by promoting the use of our Desktop Underwriter® technology and by making our Expanded Approval® product more flexible and more broadly available to lenders;

•	Our continuing efforts relating to foreclosure alternatives, which involve, for loans in our mortgage credit book of business, working with our lender partners to help homeowners avoid immediate foreclosure through a range of workout solutions and financial incentives to lenders; and

•	Our homebuyer information efforts, which include the provision of $5 million in grants in 2007 to support a national foreclosure prevention initiative managed by two nonprofit organizations, launching a “Know Your Mortgage” effort with our lender partners, and working with our housing partners to provide counseling to future homeowners.

We remain focused on the achievement of our regulatory and corporate mission objectives. In March 2007, we submitted final data relating to our 2006 housing goals to the Department of Housing and Urban Development (“HUD”), our mission regulator, for their review. We believe that we met the housing goals and subgoals defined by HUD for 2006. HUD will make the final determination later in the year regarding our achievement of our 2006 housing goals.

Meeting HUD’s housing goals and subgoals continues to be challenging, particularly as the mandated levels for goals and subgoals continue to increase annually and declines in housing affordability during the past several years have limited our ability to purchase and securitize mortgage loans that meet the HUD goals. In order to obtain business that contributes to our new housing goals and subgoals, we have made, and continue to make, significant adjustments to our mortgage loan sourcing and purchase strategies. These strategies include entering into some purchase and securitization transactions with economic returns that we expect to be lower than the returns from our typical transactions. In recent years, we also relaxed some of our underwriting criteria to obtain goals-qualifying mortgage loans and increased our investments in higher-risk mortgage loan products that are more likely to serve the borrowers targeted by HUD’s goals and subgoals, which could increase our credit losses. In 2007, we are making some adjustments to our credit standards for goals-targeted products. These changes are focused on promoting sustainability of homeownership for borrowers and also are designed to better reflect the credit risk associated with these loans. Most of HUD’s housing goals and subgoals increase to higher levels in 2007 and 2008. We therefore expect that we will continue to increase our investments in goals-targeted products in 2007 and that meeting these increased goals will continue to present challenges.

We believe that our assessment and approach to the management of credit risk contributed to the maintenance of a conventional single-family mortgage credit book of business with strong credit characteristics in the first quarter of 2007. The weighted average original loan-to-value ratio and the weighted average estimated mark-to-market loan-to-value ratio for our conventional single-family mortgage credit book of business were an estimated 71% and 56%, respectively, as of March 31, 2007. The weighted average credit score for our conventional single-family mortgage credit book of business was an estimated 722 as of March 31, 2007. As noted above, each of these estimates is based on approximately 94% of our total conventional single-family mortgage credit book of business as of March 31, 2007. The inclusion of the remaining 6% in our estimates could affect the risk characteristics set forth in this paragraph.

Our conventional single-family delinquency measures remained low in the first quarter of 2007. Our conventional single-family serious delinquency rate decreased to 0.62% in March 2007, compared with 0.67% in March 2006. The rapid acceleration in home prices during the period from 1999 to 2005, combined with our use of credit enhancements, helped to mitigate our credit losses in recent years. As a result of the significant slowdown in home price appreciation during 2006 and our belief that home prices could decline modestly in 2007, we believe credit losses will increase in future periods.

Housing and Community Development Business

In our Housing and Community Development (“HCD”) business, we engage in a range of activities primarily related to increasing the supply of affordable rental and for-sale housing, as well as increasing liquidity in the debt and equity markets related to such housing.

Multifamily Group

HCD’s Multifamily Group helps to expand the supply of affordable and market-rate rental housing in the United States by working with our lender customers to securitize multifamily mortgage loans into Fannie Mae MBS and to facilitate the purchase of multifamily mortgage loans for our mortgage portfolio.

Our total multifamily mortgage credit book of business increased to approximately $149 billion as of March 31, 2007, compared to $142 billion as of December 31, 2006. Our multifamily mortgage credit book of business refers to the sum of the unpaid principal balance of: (1) the multifamily mortgage whole loans we hold in our investment portfolio; (2) the Fannie Mae MBS and non-Fannie Mae mortgage-related securities backed by multifamily mortgage loans we hold in our investment portfolio; (3) Fannie Mae MBS backed by multifamily mortgage loans that are held by third parties; and (4) credit enhancements that we provide on multifamily mortgage assets.

The multifamily real estate sector is beginning to experience the effects of the overall slowdown in the housing market. As a result of the increasing supply of new condominiums, which has been driven primarily by new developments and conversions, there are reports that a number of properties originally marketed as condominiums are reverting to rental units, resulting in an increase in the supply of rental apartments. As a result, we expect vacancy levels for multifamily rental properties, including condominiums offered as rental units, to increase during the course of 2007. Based on publicly available data, we estimate that rental unit vacancies for institutional-type multifamily properties (which are properties of significant size that typically are owned by large national or international investors) have increased significantly, possibly by as much as 50 basis points, from an estimated vacancy rate of approximately 5.25% as of year-end 2006 to an estimated 5.75% nationally. Average quoted monthly rental rates have increased only modestly during the first quarter of 2007, with annualized growth in rental rates estimated at a range of 0.5% to 1.0%. As a result of this growth, we estimate that average quoted monthly rental rates are likely to have been approximately $1,020 during the first quarter of 2007, compared to approximately $1,010 during the fourth quarter of 2006. We estimate that over 90% of our multifamily business volume in the first quarter of 2007 contributed to our housing goals.

Our multifamily delinquency statistics remained low in the first quarter of 2007. In March 2007, our multifamily serious delinquency rate decreased to 0.09%, compared with 0.30% in March 2006.

Community Investment Group

HCD’s Community Investment Group makes investments that increase the supply of affordable housing. Most of these investments are in rental housing that qualifies for federal low-income housing tax credits (“LIHTC”), with additional investments in conventional rental and primarily entry-level, for-sale housing. These investments are consistent with our focus on serving communities in need and making affordable housing more available and easier to rent or own. We earn a return on our investments in LIHTC partnerships through reductions in our federal income tax liability as a result of the use of the tax credits for which the partnerships qualify, as well as the deductibility of the partnerships’ net operating losses.

In March 2007, we sold a portfolio of investments in LIHTC partnerships totaling approximately $676 million in LIHTC credits. These equity interests represented less than 10% of our overall LIHTC portfolio. We may sell LIHTC investments in the future if we believe that the economic return from the sale will be greater than the benefit we would receive from continuing to hold these investments. However, we value these investments as a significant channel for advancing our affordable housing mission and expect to continue to invest in LIHTC partnerships.

Community Lending Group

HCD’s Community Lending Group supports the expansion of available housing by participating in specialized debt financing for a variety of customers and by acquiring housing-related mortgage loans. These activities currently include acquiring small multifamily loans from a variety of lending institutions; providing financing to designated communities to expand the affordable housing stock in those communities as part of their community development efforts; and providing financing for single-family and multifamily housing to housing finance agencies, public housing authorities and municipalities. In August 2006, OFHEO advised us to suspend new acquisition, development and construction (“AD&C”) business until we have finalized and implemented specified policies and procedures required to strengthen risk management practices related to this business. We are implementing these new policies and procedures and are also implementing new controls and reporting mechanisms relating to our AD&C business. We are currently in discussions with OFHEO regarding these improvements.

Capital Markets Group

Our Capital Markets group supports our primary liquidity function by purchasing and selling mortgage loans and mortgage-related securities through a full range of economic and competitive conditions. Our direct investment in mortgages, funded by the issuance of debt, lowers mortgage rates, increases the liquidity of mortgages and provides mortgage investors with greater certainty of liquidity in future markets. Our Capital Markets group has a diversified funding base of domestic and international investors. In addition, the Capital Markets group supports our Single-Family and HCD businesses by fostering the liquidity of Fannie Mae MBS, and by providing funding for new mortgage products that we believe have the potential to support our mission objectives but lack the investment performance history needed to be sold efficiently into the secondary market.

Our Capital Markets group seeks to maximize long-term total returns from our investment portfolio, subject to certain constraints, while supporting our chartered liquidity function. Our total return management involves acquiring mortgage assets that allow us to achieve an acceptable expected return between our mortgage assets and our funding. We realize this return primarily by holding assets to maturity.

As previously disclosed, in 2005, we also began to look for opportunities to sell assets and accelerate the realization of the spread income. These opportunities occur when the option-adjusted spread of a security tightens, or decreases, compared to the option-adjusted spread at the time we acquired the security, causing the security’s fair value to increase relative to its expected future cost of funding. By selling these assets, we are able to realize the economic spread we otherwise would earn over the life of the asset. After these sales, we may reinvest the capital we receive from these sales in assets with more attractive risk-adjusted spreads. For the Capital Markets group, we expect that, in normal market conditions, our selling activity will represent a modest portion of the total change in the total portfolio for the year. In 2005 and 2006, for example, total sales were approximately 12% and 8%, respectively, of the opening portfolio balances, and, excluding sales of securities created through the securitization of loans we held for a short time, were approximately 9% and 5%, respectively.

We determine our total return by measuring the change in the estimated fair value of our net assets, which includes the earnings on our net assets, and is a supplemental non-GAAP financial measure. We expect the fair value of our net assets to change from period to period, resulting in volatility in the fair value of our net assets in the short-term that may not be representative of our long-term performance. In addition, there are factors that may constrain our ability to maximize our total return, including regulatory limitations imposed on growth in our portfolio, operational limitations and risk parameters we apply to our portfolio. Additionally, our intent to hold certain temporarily impaired securities until recovery may limit our ability to maximize total return through asset sales.

In this discussion of our activities, the amounts provided below for our gross mortgage portfolio and our portfolio purchases, liquidations and sales in 2006 and 2007 represent the unpaid principal balances, which are statistical measures, rather than amounts computed in accordance with U.S. generally accepted accounting principles (“GAAP”). These unpaid principal balance amounts do not reflect market valuation adjustments, allowance for loan losses, impairments, unamortized premiums and discounts, and the impact of consolidation of variable interest entities. Our total debt outstanding represents the unpaid principal balance as of March 31, 2007 and December 31, 2006 or, in the case of long-term zero coupon bonds, at maturity, and does not reflect the effect of currency adjustments, debt basis adjustments and amortization of premiums, discounts and issuance costs. All of these amounts are subject to change in connection with the completion of our consolidated financial statements and related audits for 2006 and 2007.

Our gross mortgage portfolio balance declined to $712.8 billion as of March 31, 2007, from $724.4 billion as of December 31, 2006. Portfolio purchases decreased to $36.5 billion in the first quarter of 2007, from $46.9 billion in the fourth quarter of 2006. Of the $36.5 billion in portfolio purchases during the first quarter of 2007, $25.6 billion were purchases of single-family mortgage loans and securities, and $10.9 billion were purchases of multifamily mortgage loans and securities. Portfolio sales increased to $17.0 billion in the first quarter of 2007, from $14.9 billion in the fourth quarter of 2006. Portfolio liquidations decreased slightly in the first quarter of 2007, from $33.1 billion in the fourth quarter of 2006 to $31.1 billion in the first quarter of 2007.

As we have previously reported, we agreed to OFHEO’s issuance of a consent order on May 23, 2006. The consent order includes a provision that, except in limited circumstances at OFHEO’s discretion, we may not increase our net “mortgage portfolio” assets above the amount shown in our minimum capital report to OFHEO for December 31, 2005 ($727.75 billion). Net “mortgage portfolio” assets reported to OFHEO under the consent order reflect GAAP adjustments, including market valuation adjustments, allowance for loan losses, and unamortized premiums and discounts. These adjustments are not reflected in the “gross mortgage portfolio” balances referenced above or in the table below. We currently estimate that our net “mortgage portfolio” assets as of March 31, 2007 were approximately $712 billion.

As a result of market conditions prevailing during the first quarter of 2007, the OFHEO-directed limitation on our net “mortgage portfolio” assets did not have any significant effect on our purchase and sales volumes. As we have previously discussed, if market conditions change significantly, the portfolio limit could constrain our ability to capitalize fully on economically attractive opportunities to add mortgage assets to our portfolio. The portfolio limit also may affect the pace or size of sales from our portfolio, particularly when our net “mortgage portfolio” assets approach the portfolio limit. In addition to the portfolio limit, our ability to purchase and sell mortgage assets is also constrained by risk parameters we apply to our portfolio, operational limitations, regulatory limitations, and limitations relating to our analysis of whether we will hold temporarily impaired assets until their recovery.

We regularly meet with OFHEO to discuss current market conditions and our mortgage and capital markets activities. We will contact OFHEO if the market environment changes markedly and we determine that the changes could limit our ability to provide liquidity, meet our housing goals, or compete effectively in the secondary mortgage market while remaining within the portfolio limit prescribed by OFHEO.

We submitted an updated business plan to OFHEO on February 28, 2007 that included an update on our progress in remediation of our internal control deficiencies, completing the requirements of the consent order and other matters. OFHEO reviewed our business plan and has directed us to maintain compliance with the $727.75 billion portfolio cap. Until the Director of OFHEO has determined that modification or expiration of the limitation is appropriate, we will remain subject to this limitation on portfolio growth.

The following table sets forth the composition of our gross mortgage portfolio as of each quarter end from March 31, 2006 through March 31, 2007:

Gross Mortgage Portfolio1/

	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
		(Dollars in millions)
Fannie Mae MBS	$277,848	$298,756	$310,219	$325,426	$328,194
Loans	285,304	279,145	273,732	262,626	258,104
Non-Fannie Mae Securities
Agency2/	31,118	31,970	32,934	33,362	31,881
Non-Agency3/	118,536	114,529	108,649	109,486	103,371

Total Non-Fannie Mae Securities	149,654	146,499	141,583	142,848	135,252

Total	$712,806	$724,400	$725,534	$730,900	$721,550

1/ Amounts for 2006 reflect data reclassifications, definitional changes and corrections. As a result, these amounts may differ from and may not be shown on a comparable basis to those previously reported. The “gross mortgage portfolio” balances set forth in this table represent unpaid principal balances, which are statistical measures rather than amounts computed in accordance with GAAP. These unpaid principal balance amounts do not reflect market valuation adjustments, allowance for loan losses, impairments, unamortized premiums and discounts, and the impact of consolidation of variable interest entities. We currently estimate that our net “mortgage portfolio” assets as of March 31, 2007, calculated as described in the OFHEO consent order, were approximately $712 billion. Amounts included in this table are subject to change in connection with the completion of our consolidated financial statements and related audits for 2006 and 2007.

2/ Consists of mortgage-related securities issued by Freddie Mac and Ginnie Mae.

3/ Consists of mortgage-related securities issued by entities other than Freddie Mac and Ginnie Mae (also referred to as “private-label securities”).

Over 90% of non-agency securities held in our portfolio as of March 31, 2007 were rated AAA/Aaa by Standard & Poor’s and Moody’s Investors Service.

Our Capital Markets group contributes to the achievement of our HUD housing goals by purchasing goals-qualifying mortgage loans and mortgage-related securities for our mortgage portfolio. In particular, our Capital Markets group purchases highly rated mortgage-related securities backed by mortgage loans that meet our housing goals requirements.  These goals-qualifying mortgage-related securities are typically backed by Alt-A and subprime mortgage loans. In addition, we continue to purchase commercial mortgage-backed securities, or CMBS, backed by multifamily properties. These CMBS also contribute to our achievement of our HUD housing goals.

We have invested in highly rated private-label mortgage-related securities backed by Alt-A loans. We estimate that approximately 1% of our total single-family mortgage credit book of business consisted of private-label mortgage-related securities backed by Alt-A mortgage loans and, to a lesser extent, resecuritizations of private-label mortgage-related securities backed by Alt-A mortgage loans as of both December 31, 2006 and March 31, 2007. We believe our credit exposure to the Alt-A mortgage loans underlying the private-label mortgage-related securities in our portfolio is limited because we have focused our purchases on the highest-rated tranches of these securities to date.

We estimate that approximately 2% of our total single-family mortgage credit book of business as of both March 31, 2007 and December 31, 2006 consisted of private-label mortgage-related securities backed by subprime mortgage loans and, to a lesser extent, resecuritizations of private-label mortgage-related securities backed by subprime mortgage loans. During 2006 and 2007, mortgage lenders have experienced higher levels of delinquencies relating to subprime loans. We believe our credit exposure to the subprime mortgage loans underlying the private-label mortgage-related securities in our portfolio is limited because we have focused our purchases on the highest-rated tranches of these securities to date.

Our total debt outstanding was an estimated $772.2 billion as of March 31, 2007, compared with an estimated $774.4 billion as of December 31, 2006. We continue to experience strong demand for our debt securities as evidenced by consistently large purchases by domestic institutional investors and strong purchases by Asian and other foreign investors.

We maintain a disciplined approach to managing interest rate risk in our portfolio. Our approach to managing interest rate risk generally includes selling callable debt and utilizing interest rate derivatives in an effort to offset the majority of the prepayment risk inherent in the mortgage assets we purchase at the time of acquisition. We also manage our interest rate risk by actively rebalancing our portfolio to maintain a close match between the durations of our assets and liabilities. We believe that the general effectiveness of our interest rate risk management strategies is reflected in our portfolio’s monthly average duration gap. During the first quarter of 2007, our average monthly effective duration gap remained relatively constant, averaging zero months in each of January and February of 2007 and minus one month in March of 2007. This measure has not exceeded plus or minus one month for any month since October 2004.

The total notional amount of our outstanding derivative instruments used to hedge interest rate risk in our portfolio decreased to an estimated $704.4 billion as of March 31, 2007, from an estimated $745.7 billion as of December 31, 2006. Amounts relating to our outstanding derivative instruments are subject to change in connection with the completion of our consolidated financial statements and related audits for 2006 and 2007.

The estimated fair value of the derivative instruments that we use to supplement our issuance of callable debt and to actively manage interest rate risk in our portfolio is affected by changes in interest rates from period to period. Because our derivatives are marked-to-market through earnings, we expect that our earnings will exhibit potentially significant volatility. However, we also expect that our derivative activities will serve to lessen potential volatility in the fair value of our portfolio from period to period resulting from interest rate movements.

Administrative Expenses

Administrative expenses totaled an estimated $698 million for the quarter ended March 31, 2007, compared to an estimated $729 million for the quarter ended March 31, 2006. Of these amounts, costs associated with regulatory examinations, investigations, litigation defense and returning to timely financial reporting totaled approximately $167 million for the quarter ended March 31, 2007, compared to approximately $287 million, which also included restatement costs, for the quarter ended March 31, 2006. Excluding costs associated with regulatory examinations, investigations, litigation defense and returning to timely financial reporting, our administrative expenses during the first quarter of 2007 increased compared to the first quarter of 2006, primarily as a result of increases in personnel in connection with the build-out of our finance, operations and risk management groups, as well as severance costs relating to departing employees. We anticipate that the costs associated with the preparation of our audited consolidated financial statements and periodic SEC reports will continue to have a substantial impact on administrative expenses at least until we are current in filing our periodic financial reports with the SEC.

As part of a broad reengineering initiative to increase productivity and lower administrative costs, we are undertaking a thorough review of cost drivers. While continuing to focus on core competencies and controls, we expect to reduce our administrative expenses by $200 million in 2007 compared to 2006, primarily through a reduction in employee and contract resources. We expect these reengineering efforts to reduce our annual administrative expenses, excluding non-recurring costs associated with returning to timely financial reporting, to approximately $2 billion in 2008.

Disclosures Regarding Certain Risks and Risk Management Practices

Pursuant to a September 1, 2005 agreement with OFHEO, we are providing the following periodic disclosures regarding risks and risk management practices. That agreement formalized and updated our previous voluntary initiatives. In its 2007 Annual Report to Congress, OFHEO reported that we had implemented actions to meet the requirements in the September 2005 agreement.

Subordinated Debt

We have committed to issue subordinated debt in a quantity such that the sum of our total capital plus the outstanding balance of our qualifying subordinated debt equals or exceeds the sum of (1) outstanding net Fannie Mae MBS (which refers to Fannie Mae MBS held by third parties) times 0.45% and (2) total on-balance sheet assets times 4%. We refer to this commitment as our subordinated debt requirement. Total capital is a regulatory measure of our capital that represents the sum of core capital, as defined by OFHEO, plus the total allowance for loan losses and reserve for guaranty losses in connection with Fannie Mae MBS, less the specific loss allowance (that is, the allowance required on individually-impaired loans). Qualifying subordinated debt with a remaining maturity of less than five years receives only partial credit in this calculation or, if the remaining maturity is less than one year, no credit.

Our total capital and qualifying subordinated debt of $50.7 billion as of December 31, 2006 (the most recent date for which results have been published by OFHEO) exceeded our subordinated debt requirement by $8.9 billion. This determination that we are in compliance with our subordinated debt requirement is based on preliminary financial information that remains subject to revision pending completion of our audited consolidated financial statements for the year ended December 31, 2006 and submission of regulatory capital reports reflecting adjustments resulting from our 2006 annual consolidated financial statements.

Liquidity Management

We have made a commitment to maintain a functional contingency plan providing for at least three months of liquidity without relying upon the issuance of unsecured debt. As of March 31, 2007, we were in compliance with our commitment to maintain and test our contingency plan.

Interest Rate Risk

Pursuant to the September 1, 2005 agreement with OFHEO, we agreed to provide monthly public disclosures regarding the monthly averages of our duration gap. We disclose the duration gap in our Monthly Summary report, which is available on our website and submitted to the SEC in a Current Report on Form 8-K. We submitted our most recent Monthly Summary report to the SEC in a Form 8-K on April 25, 2007. The duration gap on our portfolio averaged zero months in each of January and February of 2007 and minus one month in March of 2007. We also agreed to provide public disclosure regarding the impact on our financial condition of both a 50-basis point shift in rates and a 25-basis point change in the slope of the yield curve. We will begin providing this disclosure using data from the second quarter of 2007.

Credit Risk

Pursuant to the September 1, 2005 agreement with OFHEO, we agreed to provide quarterly assessments of the impact on our expected credit losses from an immediate 5% decline in single-family home prices for the entire United States.

The estimated sensitivity of our expected future credit losses to an immediate 5% decline in home values for single-family mortgages as of December 31, 2006 (the most recent date for which data are available), prior to the receipt of private mortgage insurance claims or any other credit enhancements, was approximately $3.0 billion, or 0.14% of our single-family mortgage credit book of business, compared with approximately $2.3 billion, or 0.11% of our single-family mortgage credit book of business as of December 31, 2005.

After receipt of mortgage insurance and other credit enhancements, the estimated sensitivity of our expected future credit losses to an immediate 5% decline in home values for single-family mortgages as of December 31, 2006, was $1.4 billion, or approximately 0.07% of our single-family mortgage credit book of business, compared with approximately $1.1 billion, or approximately 0.06% as of December 31, 2005.

The estimates in the preceding paragraphs relating to year-end 2005 reflect enhancements to modeling and reporting of the estimated sensitivity of our expected future credit losses. We will apply these or similar enhancements to periods ending subsequent to December 31, 2005 in connection with the preparation of our consolidated financial statements for those periods. In addition, the estimates in the preceding paragraphs are based on approximately 92% of our total single-family mortgage credit book of business as of both December 31, 2006 and 2005. The mortgage loans and mortgage-related securities that are included in these estimates consist of single-family, single-class Fannie Mae MBS (whether held in our portfolio or held by third parties), certain whole loan real estate mortgage investment conduits, or REMICs, and single-family mortgage whole loans, excluding mortgages secured only by second liens and reverse mortgages. We expect the inclusion in our estimates of these excluded products would affect the estimated sensitivities set forth in the preceding paragraphs.

Risk Ratings

We agreed to seek to obtain a rating, which will be continuously monitored by at least one nationally recognized statistical rating organization, that assesses, among other things, the independent financial strength or “risk to the government” rating of Fannie Mae operating under its authorizing legislation but without assuming a cash infusion or extraordinary support of the government in the event of a financial crisis. We also agreed to provide periodic public disclosure of this rating.

Standard & Poor’s current “risk to the government” rating for Fannie Mae is AA- with a negative outlook. On December 7, 2006, Standard & Poor’s removed this rating from credit watch negative and placed the rating on a negative outlook. Standard & Poor’s continually monitors this rating.

Moody’s Investors Service’s current “Bank Financial Strength Rating” for Fannie Mae is B+ with a stable outlook. Moody’s Investors Service continually monitors this rating.

Legal Proceedings

Pending Class Action Lawsuits

A number of lawsuits have been filed against Fannie Mae and certain of our current and former officers and directors relating to the accounting matters discussed in our SEC filings, OFHEO’s interim and final reports, and the report issued by the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) on the results of its independent investigation. These suits are currently pending in the U.S. District Court for the District of Columbia and fall within three primary categories: a consolidated shareholder class action and two related individual securities lawsuits, a consolidated shareholder derivative lawsuit, and a consolidated ERISA-based class action lawsuit.

The consolidated shareholder class action generally alleges that the company and certain former officers and directors, as defendants in the lawsuits, made false and misleading statements in violation of the federal securities laws in connection with certain accounting policies and practices. The two related individual securities lawsuits assert various federal and state securities law and common law claims against the company and certain of its current and former officers and directors based upon essentially the same alleged conduct as that at issue in the consolidated shareholder class action, and also assert insider trading claims against certain former officers. Discovery commenced in the consolidated shareholder class action following the denial of the motions to dismiss filed by the company and the former officer defendants. The two individual securities cases were filed by institutional investors seeking to proceed independently of the putative class of shareholders in the consolidated shareholder class action, but the court has consolidated these cases at least through pretrial as part of the consolidated shareholder class action. On April 17, 2006, the plaintiffs in the consolidated class action filed an amended complaint that adds purchasers of publicly traded call options and sellers of publicly traded put options to the putative class and seeks to extend the end of the putative class period from September 21, 2004 to September 27, 2005. On August 14, 2006, the plaintiffs in the consolidated class action filed a second amended complaint adding, among other things, allegations based on OFHEO’s final report and the report of Paul Weiss. On June 29, 2006, and again on August 14 and 15, 2006, the institutional plaintiffs in each of the two individual securities lawsuits filed a first amended complaint, followed by a second amended complaint, to add additional allegations in support of their claims. We filed an answer to the second amended complaint in the consolidated shareholder class action on January 16, 2007. Briefing on lead plaintiffs’ motion for class certification in the consolidated shareholder class action was completed on March 12, 2007. Motions to dismiss the institutional plaintiffs’ second amended complaints in the individual securities actions are pending.

The consolidated shareholder derivative lawsuit asserts claims purportedly on behalf of Fannie Mae against certain of the company’s current and former officers and directors. The company is named as a nominal defendant. Generally, the complaint alleges that the defendants breached their fiduciary duties to Fannie Mae and that the company was harmed as a result. The plaintiffs filed an amended complaint on September 1, 2006, adding several third parties as defendants and including additional facts from OFHEO’s final report and the Paul Weiss report. The plaintiffs have since voluntarily dismissed those newly-added third-party defendants. Motions to dismiss the consolidated shareholder derivative lawsuit are pending.

The consolidated ERISA-based class action lawsuit alleges that Fannie Mae and certain of our current and former officers and directors violated the Employee Retirement Income Security Act of 1974. The plaintiffs in the consolidated ERISA-based lawsuit purport to represent a class of participants in Fannie Mae’s Employee Stock Ownership Plan. Their claims are also based on alleged breaches of fiduciary duty based on the accounting matters discussed in OFHEO’s interim report. A motion to dismiss this lawsuit was denied on May 8, 2007.

An unfavorable outcome in any of these lawsuits could have a material adverse effect on our business, financial condition and/or results of operations, but we are unable to reasonably estimate a range of possible losses at this time. Accordingly, we have not recorded a reserve for these litigation exposures.

KPMG Lawsuits

On December 12, 2006, we filed suit against KPMG LLP, our former outside auditor, in the Superior Court of the District of Columbia. The complaint alleges state law negligence and breach of contract claims related to certain audit and other services provided by KPMG. We are seeking to recover costs related to our restatement in addition to other damages. On December 12, 2006, KPMG removed the case to the U.S. District Court for the District of Columbia. On February 16, 2007, KPMG filed a motion to dismiss the lawsuit. The motion has been fully briefed and remains pending.

On April 16, 2007, KPMG filed cross-claims against Fannie Mae in the consolidated shareholder class action for breach of contract, fraudulent misrepresentation, fraudulent inducement, negligent misrepresentation, and contribution. KPMG is seeking unspecified compensatory, consequential, restitutionary, rescissory, and punitive damages, including purported damages relating to KPMG’s legal costs, injury to its reputation, exposure to legal liability, costs and expenses of responding to investigations related to Fannie Mae’s accounting, and lost fees. KPMG is also seeking recovery of its attorneys’ fees, costs, and expenses.

Legislative and Regulatory Developments

The U.S. Congress continues to consider legislation that would change the regulatory framework under which we, Freddie Mac and the Federal Home Loan Banks operate. We support any legislation that would improve our effectiveness in increasing liquidity and lowering the cost of borrowing in the mortgage market and, as a result, expanding access to housing and increasing opportunities for homeownership.

On March 29, 2007, the House Financial Services Committee approved a bill that would establish a new, independent regulator for us and the other GSE, with broad authority over both safety and soundness and mission. The bill, which would affect Fannie Mae in significant ways, addresses key elements of the GSEs’ business and regulatory structure, including portfolio composition and size, the process for approving new products and activities, capital standards, levels of affordable housing goals and methods for enforcing compliance, prompt corrective action, and expanded oversight of the GSEs and their directors, officers, employees and certain affiliated parties.

In addition, the House bill would require us and Freddie Mac to contribute an amount equal to 1.2 basis points of our average total mortgage portfolios (including whole loans and securitized obligations, whether held in portfolio or sold in any form) to a fund that would be managed by the new GSE regulator for support of affordable housing.

As of the date of this filing, the only GSE reform bill that has been introduced in the Senate is S. 1100, cosponsored by four Republican members of the Senate Committee on Banking, Housing, and Urban Affairs. This bill is substantially similar to a bill that was approved by the Committee in July 2005, and differs from the House bill in a number of respects. It is expected that the Democratic Chairman of the Committee will bring his own version of GSE reform legislation to the Committee, but the timing is uncertain. Further, we cannot predict the content of any Senate bill that may be introduced or its prospects for Committee approval or passage by the full Senate.

Even if bills for GSE regulatory oversight reform are passed by both the House and the Senate, the specific provisions of any legislation of this type, as well as its impact on our financial prospects, are uncertain. The enactment of a GSE bill by the 110th Congress, depending on its final terms and on how it is applied by our regulator within the scope of its authority, could have a material adverse effect on future earnings, shareholder returns, ability to fulfill our mission, and ability to recruit and retain qualified officers and directors. It is also possible that, in the legislative process, provisions could be enacted that go beyond the elements described above and further alter our charter and ability to fulfill our affordable housing mission.

On June 13, 2006, the U.S. Department of the Treasury announced that it would undertake a review of its process for approving our issuances of debt. On the same date, HUD also announced that it would conduct a review of our investments and holdings, including certain equity and debt investments classified on our consolidated financial statements as “other assets/other liabilities,” to determine whether our investment activities are consistent with our charter authorities. We will continue to cooperate with these reviews by our regulators. We cannot assess the progress, or predict the outcome, of these reviews or determine whether our regulators will seek to restrict our current business activities as a result of these or other reviews.